UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MidCcarolina Financial Corporation

(Name of Registrant as Specified In Its Charter)

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MIDCAROLINA FINANCIAL CORPORATION

P. O. Box 968

3101 South Church Street

Burlington, North Carolina 27215

(336) 538-1600

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of the Stockholders (the “Annual Meeting”) of MidCarolina Financial Corporation (the “Company”) will be held on May 22, 2007 at 10:00 a.m., local time, at the Ramada Inn of Burlington, 2703 Ramada Road, Burlington, North Carolina 27215.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1. To elect five persons who will serve as directors of the Company until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2. To ratify the appointment of Dixon Hughes PLLC by the Company’s Audit Committee as the independent auditor for the Company for the fiscal year ending December 31, 2007.

3. To transact any other business that properly comes before the Annual Meeting or any adjournments. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors has established March 21, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

/s/ Randolph J. Cary, Jr.
Randolph J. Cary, Jr.
President and Chief Executive Officer

Burlington, North Carolina

April 24, 2007

You may vote your shares at the Annual Meeting by mail or in person at the Annual Meeting. You are urged, regardless of the number of shares you hold, to register your proxy promptly by following the instructions on the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience if you choose to vote by mail.

MIDCAROLINA FINANCIAL CORPORATION

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2007

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

This Proxy Statement is being furnished to stockholders of MidCarolina Financial Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies to be used at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 22, 2007 at 10:00 a.m., local time, at the Ramada Inn of Burlington, 2703 Ramada Road, Burlington, North Carolina 27215, and at any adjournments. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 24, 2007.

The Company’s principal executive offices are located at 3101 South Church Street, Burlington, North Carolina 27215. The telephone number is (336) 538-1600.

Other than the matters listed on the attached Notice of the 2007 Annual Meeting of Stockholders, the Board of Directors is not aware of any matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares represented by proxy in accordance with their best judgment on any other business properly brought before the Annual Meeting or any adjournments.

Revocability of Proxy

A mailed proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote personally at the Annual Meeting.

Solicitation

The Company will pay the cost of soliciting proxies. In addition to the use of the mail, proxies may be solicited personally or by telephone by directors, officers, and regular employees of the Company and its wholly-owned commercial bank subsidiary, MidCarolina Bank (the “Bank”), without additional compensation. The Company has requested that brokerage houses and nominees forward these proxy materials to the beneficial owners of shares held of record by those persons and, upon request, the Company will reimburse them for their reasonable out-of-pocket expenses in doing so.

Voting Securities

Regardless of the number of shares of common stock owned, it is important that stockholders be present in person or represented by proxy at the Annual Meeting. Stockholders are requested to register their proxy by following the instructions on the enclosed proxy card. Stockholders may vote in person or by mail via the enclosed proxy. Any stockholder may vote for, against, or abstain with respect to any matter to come before the Annual Meeting. If the proxy is properly completed and returned, and not revoked, it will be voted in accordance with the instructions given. If the proxy is returned with no instructions given, the proxy will be voted FOR all matters described in this Proxy Statement. If instructions are given for some but not all proposals, the instructions that are given will be followed and the proxy will be voted FOR the proposals on which no instructions are given.

The Board of Directors has fixed the close of business on March 21, 2007 as the record date (“Record Date”) for the determination of those stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had outstanding 4,524,391 shares of common stock. Each share of common stock entitles its owner to one vote on each matter calling for a vote of stockholders at the Annual Meeting.

The presence, in person or by proxy, of the holders of at least a majority of shares of the common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Because many stockholders cannot attend the Annual Meeting in person, it is necessary for a large number to be represented by proxy. Accordingly, the Board of Directors has designated proxy holders to represent those stockholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Vote Required for Approval

In order to be elected, a nominee to the Board of Directors needs to receive a plurality of the votes cast in the election of the applicable class of directors for which he has been nominated. As a result, those persons nominated for election that receive the largest number of votes will be elected as directors. No stockholder has the right to cumulatively vote his or her shares in the election of directors.

The proposal to ratify the appointment of the Company’s independent auditor by the Company’s Audit Committee for the year ending December 31, 2007 will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Solicited proxies will be returned to the Board of Directors, and will be tabulated by one or more inspectors of election designated by the Board of Directors. Abstentions and broker “non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and broker “non-votes” will not be counted in tabulating the votes cast on any proposal submitted to the stockholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date, no persons or groups, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), held of record or are known to the Company to own beneficially more than 5% of the Company’s common stock.

Set forth below is certain information, as of the Record Date, regarding shares of common stock owned beneficially by each of the members of the Board of Directors, nominees to the Board, each of the members of the board of directors of the Bank, certain executive officers of the Company and the Bank, and the forementioned directors, nominees and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Dexter R. Barbee Sr., Director Holly Hill Lane, Suite 102 B Burlington, North Carolina 27215	39,954(3)	*

H. Thomas Bobo, Director P.O. Box 689 Burlington, North Carolina 27215	30,090(4)	*

Charles T. Canaday, Jr. Chief Operating Officer and Executive V.P. 3127 Sutton Place Burlington, North Carolina 27215	59,132(5)	1.31%

Randolph J. Cary, Jr., President, Chief Executive Officer and Director P.O. Box 968 Burlington, North Carolina 27216	135,419(6)	2.99%

Thomas E. Chandler, Director P.O. Drawer 131 Burlington, North Carolina 27216-0131	88,580	1.96%

James R. Copland, III, Director P.O. Box 1208 Burlington, North Carolina 27215	122,909	2.72%

J. Anthony Holt , Nominee Director 2915 Armfield Avenue, Burlington, North Carolina 27215	20,415(7)	*

Ralph M. Holt Jr., Director P.O. Box 819 Burlington, North Carolina 27215	130,835(8)	2.89%

F. D. Hornaday III, Director P.O. Box 790 Burlington, North Carolina 27216	48,624(4)	1.07%

Teena Marie Koury, Director P.O. Drawer 850 Burlington, North Carolina 27215	40,359(4)	*

John H. Love, Director P.O. Box 1796 Burlington, North Carolina 27216-1796	28,143(4)	*

R. Craig Patterson, Chief Credit Officer and Senior V.P. 605 Driftwood Drive Gibsonville, NC 27249	79,767(5)	1.76%

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
James B. Powell, Director 1573 York Place Burlington, North Carolina 27215	104,984(4)	2.32%

Christopher B. Redcay, Chief Financial Officer, Treasurer, Secretary and V.P. 3142 Garden Road Burlington, North Carolina 27215	32,080(5)(9)	*

John K. Roberts, Director P.O. Drawer 256 Gibsonville, North Carolina 27249	68,851(4)	1.52%

James H. Smith, Jr., Director P.O. Box 2290 Burlington, North Carolina 27216	49,862(4)	1.10%

Robert A. Ward, Director 2801 Moorgate Court Burlington, North Carolina 27215	60,774(4)	1.34%

Directors and Executive Officers as a Group (17 Persons)	1,140,778(10)	25.21%

*	Represents less than 1% of the Company’s outstanding common stock.
(1)	Unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or other entities controlled by the named individuals.
(2)	Based upon a total of 4,524,391 shares of stock outstanding at the Record Date. Assumes the exercise of only those stock options included with respect to the designated recipient.
(3)	Includes 4,084 shares underlying options that have vested or are exercisable within 60 days under the MidCarolina Financial Corporation Director Stock Option Plan.
(4)	Includes 19,941 shares underlying options that have vested or are exercisable within 60 days under the MidCarolina Financial Corporation Director Stock Option Plan.
(5)

Includes 56,045 shares underlying options that have vested or are exercisable within 60 days under the MidCarolina Employee Stock Option Plan for Mr. Canaday; 64,213 for Mr. Patterson and 12,375 for Mr. Redcay.

(6)

Includes 63,259 shares underlying options that have vested or are exercisable within 60 days under the MidCarolina Financial Corporation Employee Stock Option Plan. Includes 19,500 shares pledged as security.

(7)	Includes 1,000 shares pledged as security.
(8)	Includes 20,718 shares pledged as security.
(9)	Includes 23,375 shares pledged as security.
(10)	Includes 616,655 shares underlying options that have vested or are exercisable within 60 days under the MidCarolina Financial Corporation Director and Employee Stock Option Plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a)

forms they file. The Company does not have any greater than 10% beneficial owners of its common stock. Based solely on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2006 all of its executive officers and directors complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers of the Company and the Bank.

Name	Age on December 31, 2006	Positions and Occupations During Last Five Years
Randolph J. Cary, Jr.	59	President, Chief Executive Officer and Director of the Company since May 2002; President, Chief Executive Officer, and Director of the Bank since August 1997.

Charles T. Canaday, Jr.	45	Chief Operating Officer and Executive Vice President of the Company and the Bank since December 5, 2004; Vice President and Senior Commercial Lender of the Company and the Bank, 2000-2004; Senior Market Officer, Centura Bank, 1998-2000.

Christopher B. Redcay	54	Company Secretary since 2006; Senior V.P., Chief Financial Officer and Treasurer of the Company since July 15, 2003; Secretary, Senior Vice President and Chief Financial Officer of the Bank since December 5, 2004; Self Employed, 2001-2003; Senior Vice President, Chief Financial Officer and Treasurer, First Community Financial Corp and Community Savings Bank, 1998-2001.

R. Craig Patterson	45	Senior Vice President of the Company since December 5, 2004; Chief Credit Officer and Vice President of the Bank since August 1997.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Bylaws of the Company provide that the number of directors of the Company will not be less than five or more than 30, with the exact number within this range to be fixed from time to time by the Board of Directors. The Board of Directors has currently fixed the size of the Board at 13 members.

The Company’s Articles of Incorporation and Bylaws provide that, so long as the total number of directors is nine or more, the directors are to be divided into three classes, as nearly equal as possible in number. Each director in a class will be elected for a term of three years or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualifies. As a result, there is one class of directors to be elected at the Annual Meeting.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated Randolph J. Cary, Jr., James R. Copland, III, J. Anthony Holt, John K. Roberts, and Robert A. Ward for election as directors to serve for a three-year term or until their earlier death, resignation, retirement, removal, or disqualification or until their successors are elected and qualified. Any other persons nominated must be nominated for a three-year term.

The persons named in the accompanying form of proxy intend to vote any shares of the Company’s common stock represented by valid proxies received by them to elect these five (5) nominees as directors for three-year terms, unless authority to vote is withheld or the proxies are duly revoked. Other than J. Anthony Holt, each of the nominees for election is currently a member of the Board of Directors. In the event that any of the nominees become unavailable to accept nomination or election, it is intended that the proxy holders will vote to elect in his or her stead another person recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors, or to reduce the number of directors to be elected at the Annual Meeting by the number of persons unable or unwilling to serve (subject to the requirements of the Articles of Incorporation and Bylaws). The present Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected to office. In order to be elected as a director, a nominee needs to receive a plurality of the votes cast.

The same persons serving as directors of the Company are directors of the Bank.

The following table sets forth as to each nominee, his or her name, age as of December 31, 2006, principal occupation during the last five (5) years, the term for which he or she has been nominated, and the year he or she was first elected as a director.

NOMINEES FOR TERM ENDING AS OF 2010 ANNUAL MEETING

Name (Age)	Position(s) Held	Principal Occupation During Last Five Years	Existing Term Expires	Director of Bank Since	Director of Company Since
Randolph J. Cary, Jr. (59)	Director, President, and Chief Executive Officer	President and Chief Executive Officer of the Company since May 2002; President and Chief Executive Officer of the Bank, since August 1997.	2007	1997	2002

James R. Copland, III (66)	Director	Chairman, Copland Fabrics/Copland Industries, Inc. (textile manufacturer), since 1962.	2007	1997	2002

J. Anthony Holt (44)	Nominee Director	President (since 1999) and Chief Financial Officer (since 2001), Dynayarn USA, LLC (manufacturer of covered yarn products).	—	—	—

John K. Roberts (58)	Director	Chief Executive Officer, Eagle Affiliates, Inc. (management, development and consulting), since 1998.	2007	1997	2002

Robert A. Ward (66)	Director	Retired; Executive Vice President, Chief Financial Officer, Unifi, Inc., 1971 to August 2005.	2007	1997	2002

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

The following table sets forth for each director continuing in office, his or her name, age as of December 31, 2006, principal occupation during the last five (5) years, the term for which he or she is serving and the year he or she was first elected as a director.

DIRECTORS CONTINUING IN OFFICE

Name (Age)	Position(s) Held	Principal Occupation During Last Five Years	Existing Term Expires	Director Of Bank Since	Director of Company Since
Dexter R. Barbee Sr. (67)	Director	Chairman, CPC Chemical Holdings, December 2005 to present; Chairman and Chief Executive Officer, Apollo Chemical Corp., 1968 to December 2005.	2009	1997	2002

H. Thomas Bobo (62)	Director	Chairman, Fairystone Fabrics, Inc. (textile manufacturer), since 2000.	2008	1997	2002

Thomas E. Chandler (70)	Director	Chairman, Chandler Concrete Co, Inc., since 1974.	2009	1997	2002

F.D. Hornaday III (57)	Director	Chief Executive Officer, Knitwear Fabrics, Inc., since 1986.	2008	1997	2002

Teena Marie Koury (49)	Director	Co-Owner, Carolina Hosiery Mills, Inc., since 1985.	2008	1997	2002

John H. Love (47)	Director	President, W.E. Love & Associates, Inc. (insurance brokerage), since 1982.	2008	1997	2002

James B. Powell (68)	Director	Manager, Allemanni, LLC (personal investments), since 2000.	2008	1997	2002

James H. Smith, Jr. (51)	Director	President, Villane, Inc. (real estate development), since 1980; President, Southwick Golf Course, since 1988; Chairman of Trust Company of the South (investment management), since 1992; and Partner, GEM & Co. (textile imports), since 1986.	2009	1997	2002

The Board has determined that, except for Mr. Cary, each of the above named directors and nominees are “independent”, as that term is defined in the Nasdaq Marketplace Rules. Mr. Cary is not considered “independent” because he is an employee of the Company and the Bank. The Company therefore satisfies the Nasdaq listing requirement that a majority of its Board be comprised of “independent” directors.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND RELATED MATTERS

Meetings of the Board and Committees of the Board. The Board of Directors routinely meets every other month and held ten (10) meetings during the fiscal year ended December 31, 2006. All of the current directors of the Company attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served during the fiscal year ended December 31, 2006.

The Company’s Board of Directors has appointed three standing committees to which certain responsibilities have been delegated—the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The full Board of Directors of the Company also serves as the Executive Committee.

Board of Directors of the Bank. At present, the Bank has a thirteen (13) member board of directors, which is currently comprised of the same persons who are currently directors of the Company.

The Bank’s board of directors has appointed the following standing committees to which certain responsibilities are delegated: the Loan Committee, the Community Reinvestment Act Committee, the Strategic Planning Committee, the Asset and Liability Committee, the Audit Committee, and the Compensation Committee.

Director Attendance at Annual Meetings. Although it is customary for all Board members to attend, in 2006 the Company had no formal policy in place with regard to Board members’ attendance at its annual meeting of stockholders. All of the Board members (except Mr. Barbee) attended the Company’s 2006 annual meeting of stockholders, which was held on May 23, 2006.

Process for Communicating with Board Members. The Company does not have a formal procedure for stockholder communication with our Board of Directors. In general, our directors and executive officers are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board, or for any individual member or members of the Board, can be directed to Randolph J. Cary, Jr., our Chief Executive Officer, or Christopher B. Redcay, our Chief Financial Officer at the Company’s address at MidCarolina Financial Corporation, Post Office Box 968, Burlington, North Carolina 27216, with a request to forward the same to the intended recipient. Alternatively, stockholders may direct correspondence to the Board, or any of its members, in care of the Company at the Company’s address above. Any such communication received will be forwarded to the intended recipient unopened.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Mr. Powell, Chairman, Mr. Barbee, Mr. Chandler, Mr. Roberts and Mr. Ward. The Board has determined that each of these members of the Corporate Governance and Nominating Committee are “independent”, as that term is defined in the Nasdaq Marketplace Rules. The Corporate Governance and Nominating Committee establishes, reviews and interprets corporate governance policies and guidelines, evaluates qualifications and candidates for positions on the Board, nominates new and replacement members for the Board and recommends Board committee composition. In addition, the Corporate Governance and Nominating Committee facilitates an annual evaluation of the Board by its members and reviews individual director performance as well as the performance of Board committees. The Corporate Governance and Nominating Committee met twice during the fiscal year ended December 31, 2006.

In identifying and reviewing candidates for the Board, the Corporate Governance and Nominating Committee seeks individuals whose background, knowledge and experience will assist the Board in furthering the interests of the Company and its stockholders. Some of the factors considered in this evaluation include experience in the areas of banking and finance, accounting and the related businesses of the Company and the Bank, as well as, outstanding achievement in his or her personal career, an understanding of the business environment generally, a willingness to devote adequate time to service on the Board of Directors, and integrity. The Corporate Governance and Nominating Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to stockholders for election at each annual meeting. In addition, the Corporate Governance and Nominating Committee will consider nominees for the Board by stockholders that are proposed in accordance with the advance notice procedures in our Bylaws, which are described in the section of this Proxy Statement titled “Date for Receipt of Stockholder Proposals.” The Committee will consider and evaluate a director candidate recommended by a stockholder in the same manner as a Committee-recommended nominee. J. Anthony Holt was recommended to the Committee by non-management directors.

The Company did not engage a third-party consulting firm to identify director nominees in 2006. The Board of Directors has adopted a Corporate Governance and Nominating Committee Charter, which is reviewed annually, and amended as needed by the Committee. The charter is not available at the Bank’s website but was provided as Appendix A to the 2006 Proxy Statement.

Review, Approval or Ratification of Transactions with Related Persons. The Company’s Code of Business Conduct and Ethics provides that directors, officers and employees should not be involved in any activity which creates or reasonably could be expected to give rise to a conflict of interest between their personal interests and the Company’s interests. The Company’s Chief Executive Officer is charged with overseeing the procedures to implement the Code. Where a transaction potentially gives rise to a conflict of interest, the Board may review and (where appropriate) approve the transaction subject to such conditions as it considers appropriate so as maintain compliance with the Code. The provisions of the Code may also be waived by the Company’s Corporate Governance Committee, or in the case of directors and executive officers, by resolution of the Board. In considering conflicts and potential conflicts of interest, it is the Company’s policy that all interested parties excuse themselves from the decision making process. Waivers granted to directors and executive officers are subject to public disclosure requirements.

The Code is required to be reviewed and signed by all employees and directors annually, and by Bank officers twice annually. The Code requires that the Company’s Corporate Governance Committee investigate any reported violations and oversee an appropriate response, including corrective action and preventative measures.

Audit Committee. The Audit Committee of the Board of Directors consists of Mr. Roberts, Chairman, Mr. Ralph M. Holt, Mr. Hornaday, Mr. Love and Mr. Smith. The Board of Directors has determined that these directors are “independent” , as that term is defined in the Nasdaq Marketplace Rules, the Sarbanes-Oxley Act of 2002 and the SEC’s rules and regulations. The Audit Committee meets on an as-needed basis and, among other responsibilities, (i) appoints, compensates and retains the Company’s independent auditor; (ii) oversees the independent auditing of the Company; (iii) arranges for periodic reports from the independent auditors and from management of the Company and the internal auditor of the Company; (iv) reviews corporate policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) develops and implements the Company’s policies regarding internal and external auditing and appoints, meets with and oversees the performance of the employees responsible for those activities; (vi) establishes and reviews annually procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls and auditing matters; (vii) pre-approves all audit and non-audit related services provided by the independent auditor; and (viii) performs other duties as may be assigned to it by the Board of Directors.

The Board of Directors has determined that John K. Roberts, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under applicable rules and regulations. The Board’s affirmative determination was based upon, among other things, his educational and professional credentials and financial background.

The Company has adopted a written charter for the Audit Committee that is reviewed annually, and amended as needed, by the Audit Committee. The Audit Committee Charter was attached to the 2006 Proxy Statement as Appendix B. The Audit Committee met three (3) times during the fiscal year ended December 31, 2006.

Audit Committee Report. The Audit Committee reviewed and discussed with the independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing

Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and reviewed and discussed the audited financial statements of the Company, both with and without management present. In addition, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. Based upon the Audit Committee’s review and discussions with management and the independent auditors referenced above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. The Audit Committee also reappointed the independent auditors and the Board of Directors concurred in such appointment.

John K. Roberts, Chairman
Ralph M. Holt, Jr.
F.D. Hornaday, III
John H. Love
James H. Smith, Jr.

Compensation Committee. Because all of the executive officers of the Company are also executive officers of the Bank and receive their compensation through the Bank, the Bank’s Compensation Committee also serves as the compensation committee for the Company and consists of Mr. Holt, Chairman, Mr. Chandler, Mr. Copland, Mr. Smith, Mr. Hornaday and Mr. Ward. The Company has adopted a written charter for the Compensation Committee that is reviewed annually, and amended as needed, by the Compensation Committee. The Compensation Committee Charter, which was amended by the Board on March 26, 2007, is attached to this Proxy Statement as Appendix A. The Company’s executive compensation program is administered by the Compensation Committee in accordance with the Charter. The Charter provides that members be appointed to the Committee by the Board on an annual basis. The charter further requires that the Committee consist of three or more members, each of whom will satisfy, as determined by the Board of Directors, SEC rules and Nasdaq listing standards, including those with respect to independence. The Board has determined that, each member of the Compensation Committee is “independent”, as that term is defined in the Nasdaq Marketplace Rules, qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

To assist in evaluating the Bank and the Company’s executive officers, the Committee has authority to retain compensation consulting firms. The Committee meets as often as is necessary to fulfill its duties. During 2006, the Compensation Committee met three times.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or has been an employee of the Company or any of its subsidiaries. None of our executive officers serve on the compensation committee or as a director of another entity of which an officer or director of the Company serves on the Compensation Committee.

Certain Indebtedness and Transactions of Management. The Bank makes loans to its executive officers and directors in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates, collateral and repayment terms, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit the Bank from making loans to its executive officers and directors at terms more favorable than could be obtained by persons not affiliated with the Bank. The Bank’s policy concerning loans to executive officers and directors currently complies with these regulations.

Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis (below) with management and, based on such review and discussions, has recommended to the Board that the Compensation Disclosure and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

Ralph M. Holt, Jr. (Chairman)
Thomas E. Chandler
James R. Copland, III
F.D. Hornaday, III
James H. Smith, Jr.
Robert A. Ward

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Disclosure and Analysis provides information about the Company’s executive compensation program, and specifically the compensation paid to Randolph J. Cary, Jr., President and Chief Executive Officer (“CEO”) of the Company and the Bank, Charles T. Canaday, Jr., Chief Operating Officer of the Company and the Bank, Christopher B. Redcay, Chief Financial Officer of the Company and the Bank, and Craig Patterson, Senior Vice President and Senior Credit Officer of the Company and the Bank, (together, the “named executive officers”) and the Company’s directors. Later in this Proxy Statement, you will find a series of tables containing specific information about the compensation awarded to, earned by or paid to the Company’s directors and named executive officers in 2006. All salaries are paid by the Bank. Accordingly, many references will be to the Bank, rather than the Company.

Objectives. The overall objective of our compensation program is to create long-term value for our stockholders. Toward this goal, the Committee seeks to provide a competitive compensation program that motivates and retains its executive officers, and aligns their financial interests with those of the Company’s stockholders. To this end, during 2006, the Committee retained independent, outside personnel consultants to review the Company’s compensation practices. The consultants were instructed to consider peer group companies of a similar size and business mix to that of the Bank, and to develop recommendations for each of the Bank’s executive officers.

Compensation Program Decision Process. The Committee has responsibility for matters involving the compensation of the executive officers of the Company and the Bank. It is tasked with evaluating the Company’s financial performance and relative stockholder return in determining executive compensation, and providing oversight of management’s decisions concerning performance and compensation of other senior officers. In doing so, the Committee’s principal responsibility is to align the incentives of executives with actions that will enhance long-term stockholder value.

At least annually, the Committee reviews the CEO’s compensation and provides recommendations to the Board, for its consideration. Recommendations are based on the CEO’s contributions to the Company’s overall profitability, maintenance of regulatory compliance standards, professional leadership and management effectiveness in meeting the needs of day-to-day operations. The CEO does not participate in the Committee’s decisions regarding his own compensation. The Committee also compares the compensation of the CEO with compensation paid to CEO’s of comparable financial institutions in North Carolina. Any cash or equity incentive plans for the CEO, as well as other senior executives, are linked to the achievement of financial goals set in advance by the Committee.

In addition, the Committee also provides recommendations concerning compensation policies, incentive compensation, long term equity participation and benefit plans, generally. The Committee also oversees the CEO’s decisions concerning performance review and compensation of the other executive officers of the Bank and the Company (including the other named executive officers). Primary consideration is given to individual performance and to attainment of individual goals and objectives. Additional consideration is given by both the Committee (with regard to Mr. Cary) and Mr. Cary (with regard to the other executive officers) to the demonstration of the leadership skills needed to enable the Company to achieve the business objectives recommended by management and adopted by the Board.

Elements of Compensation. During 2006, the Bank’s compensation program for the named executive officers consisted of: base salary; discretionary bonus; matching contributions under the a 401(k) plan; stock based compensation including stock options; certain retirement and change in control benefits under employment, salary continuation, severance and endorsement split dollar agreements; and group life, health, dental and disability insurance benefits.

The following is a discussion of each element of the compensation program for 2006 with respect to our named executive officers, and a description of how each element of compensation is determined.

Base Salaries. Base salaries are designed to provide competitive levels of compensation to executives, commensurate with each executive’s duties, responsibilities and experience within the financial industry. Unlike many of the other elements, base salaries are generally set at the start of each year and are not tied to the Company’s financial performance during the year. To the extent that base salaries are affected by performance, only past performance, including the executive’s contribution toward the Company’s financial performance is considered. The base salary is designed to be competitive with the Bank’s peer group, so as to enable the Bank to recruit and retain a high standard of executives. After a comprehensive review of executive salaries by independent consultants in 2006, the named executive officers’ 2006 base salaries were increased 13% on average, when compared with the prior fiscal year.

Mr. Cary’s 2005 base salary was $190,000. His salary was reviewed on August 8, 2006 and was increased to $210,000, effective January 1, 2006. Mr. Cary’s base salary for 2006 was set on an objective basis by the Board of Directors based on the recommendation of the Compensation Committee. The Committee concluded his prior achievements were significant in terms of the Company’s growth and profitability and that Mr. Cary’s 2006 base salary level was reasonable and in accordance with the salary administration guidelines prepared from peer group data. Mr. Cary’s 2006 salary was 82% of the median base salary paid to chief executive officers of banks of comparable size, and reflected a 10.53 % increase over his 2005 base salary.

Mr. Canaday’s 2006 base salary was $160,000. It was set by Mr. Cary, based on his evaluation of Mr. Canaday’s performance and level of responsibility and his contribution to the Company’s financial performance for the prior fiscal year. Mr. Cary also considered Mr. Canaday’s prior achievements and the levels of compensation paid by financial institutions of comparable size for similar positions. Mr. Canaday’s 2006 base salary was 115% of the median base salary paid to chief operating officers of banks of comparable size, and reflected a 14.29% increase over his 2005 base salary.

Mr. Redcay’s 2006 base salary was $140,000. It was set by Mr. Cary, based on his evaluation of Mr. Redcay’s performance and level of responsibility, as well as his contribution to the Company’s financial performance for the prior fiscal year. Mr. Cary also considered Mr. Redcay’s prior achievements and the levels of compensation paid by financial institutions of comparable size for similar positions. Mr. Redcay’s 2006 base salary was 112% of the median base salary paid to chief financial officers of banks of comparable size, and reflected a 12% increase over his 2005 base salary.

Mr. Patterson’s 2006 base salary was $130,000. It was set by Mr. Cary, based on his evaluation of Mr. Patterson’s performance and level of responsibility, as well as his contribution to the Company’s financial performance for the prior fiscal year. Mr. Cary also considered Mr. Patterson’s prior achievements and the levels of compensation paid by financial institutions of comparable size for similar positions. Mr. Patterson’s 2006 base salary was 118% of the median base salary paid to chief credit officers of banks of comparable size, and reflected an 18.19 % increase over his 2005 base salary.

Discretionary Bonuses. The Bank maintains a discretionary bonus structure for its employees. Distribution of bonuses to all employees is based on criteria such as overall Company performance, meritorious performance, performance by the employee based on in-house peer standings, as well as industry peer data, where available. The process is similar to that which is followed for determining base salaries, with the Committee considering whether the CEO should receive a bonus, and if so, how much, making recommendations to the Board, and the Committee overseeing the CEO’s decisions concerning bonuses for the Bank’s other executive officers, including the other named executive officers.

401(k) Plan. The Bank has established a contributory savings plan for its employees, which meets the requirements of Section 401(k) of the Code (the “401(k) Plan”). All employees who have completed three months of service and who are at least eighteen years of age may elect to contribute up to 15% of their compensation to the 401(k) Plan each year, subject to certain maximums imposed by the Code. Each year, the Bank determines the maximum percentage of each participant’s contribution that it will match with an employer contribution. In 2006 the Bank matched each eligible employee’s pre-tax contributions up to a maximum of 6% of his or her annual compensation. Participants are fully vested in amounts that they contribute to the 401(k) Plan. Participants are fully vested in amounts contributed to the 401(k) Plan on their behalf by the Bank as employer matching contributions or as discretionary contributions after five years of service according to the following schedule: one year, 20%; two years, 40%; three years, 60%; four years, 80%; five years, 100%.

Benefits under the 401(k) Plan are payable in the event of the participant’s retirement, death, disability or termination of employment. Normal retirement age under the 401(k) Plan is 65 years of age.

Each of the named executive officers participated in the 401(k) Plan during 2006, on the same basis as all other eligible employees of the Bank. The matching contributions for each of the named executive officers was based on a formula provided by the terms of the 401(k) Plan and was not related to the Company’s or the individual officer’s performance for the year. In 2006, the Bank’s matching contributions under the 401(k) Plan totaled approximately $203,000, including $12,363 contributed for Mr. Cary, $9,707 contributed for Mr. Canaday, $8,331 contributed for Mr. Redcay and $7,663 contributed for Mr. Patterson.

Stock Based Compensation. The Company has three stock option plans, the MidCarolina Financial Corporation Director Stock Option Plan (the “Director Plan”) for directors of the Company, the MidCarolina Financial Corporation Employee Stock Option Plan (the “Employee Plan”) for employees of the Bank and the MidCarolina Financial Corporation Omnibus Stock Ownership Plan and Long Term Incentive Plan (the “Omnibus Plan”), which is also for employees of the Bank. The Employee Plan and the Director Plan are referred to collectively as the “Plans.” The Omnibus Plan and the Plans are administered by the Compensation Committee. The Compensation Committee determines the stock option grants, based on the financial performance achieved by the Company and the level of long-term incentive awards made by the companies in its peer group.

The Plans. The Plans are designed to attract and retain qualified personnel in key positions, to provide directors and employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, align the directors’ and employees’ interests with the long-term interests of its stockholders and reward directors and employees for outstanding performance.

The Employee Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code, while the Director Plan provides for the grant of nonqualified or compensatory stock options. No cash consideration was paid by employees or directors for the award of the options under either Plan. The period for exercising an option is no more than ten years from the date of grant. Options granted under the Employee Plan vest at a rate of twenty (20%) percent per year. Options granted under the Director Plan prior to December 2005, also vested at a rate of twenty (20%) percent per year. Since December 2005 options granted under the Plans (including options previously granted, to the extent not already vested) immediately vested.

Options granted under the Plans become 100% vested upon death or disability or upon a change in control of the Company. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the Plans, the number of shares of common stock to which any option relates and the exercise price per share of common stock under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

None of the named executive officers were granted any options under the Plans during 2006.

Omnibus Plan. The Company’s stockholders approved the Omnibus Plan in 2004. The purposes of the Omnibus Plan are to encourage and motivate key employees to contribute to the successful performance of the Company, the Bank and its subsidiaries and the growth of the market value of the Company’s common stock; to achieve a unity of purpose among the key employees and the Company’s stockholders by providing ownership opportunities and a unity of interest in the achievement of the Company’s primary long term performance objectives; and to retain key employees by rewarding them with potentially tax-advantageous future compensation.

The employees of the Company and its subsidiaries, who are designated as eligible participants by the Board of Directors, may receive awards of Rights (as defined below) under the Omnibus Plan. The value of the benefits to be received by participants under the Omnibus Plan is not determinable.

The number of shares of common stock available under the Omnibus Plan for grants of Rights is 412,500, as adjusted for the five for four split effective January 2007, eleven for ten split effective June 2006, six for five stock split effective January 14, 2005, the five for four stock split effective November 15, 2005, and the shares underlying options granted on December 23, 2005. This number is also subject to appropriate adjustment for any further stock splits, stock combinations, reclassifications and similar changes. Under the Omnibus Plan, the Compensation Committee may grant or award eligible participants stock options, restricted stock, long term incentive compensation units (each such unit is equivalent to one share of common stock, and multiple units may be redeemed for shares of common stock or the cash equivalent of such shares, or a combination of the two, in the discretion of the Compensation Committee), stock appreciation rights (rights to a monetary amount equal to the appreciation in price of a specified number of shares of common stock over a specified period of time) and/or book value shares (shares of common stock that may be redeemed by a participant for an amount equal to the difference between (i) the book value per share on the date granted and (ii) the book value per share on the date redeemed). Collectively, these grants and awards are referred to as “Rights”. All Rights must be granted or awarded within ten (10) years of the date of the Board’s adoption of the Omnibus Plan on February 24, 2004.

If any shares of common stock allocated to Rights granted under the Omnibus Plan are subsequently cancelled or forfeited, those Rights will be available for further allocation upon such cancellation or forfeiture.

The Board may at any time alter, suspend, terminate or discontinue the Omnibus Plan, subject to any applicable regulatory requirements and any required stockholder approval or any stockholder approval which the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The Board may not, without the consent of a participant, make any alteration which would deprive the participant of his rights with respect to any previously granted Rights. Termination of the Omnibus Plan shall not affect any previously granted Rights. The Board currently anticipates awarding only grants of options under the Omnibus Plan. Neither the Board nor the Committee has made any determination regarding the amount or timing of any grants.

None of the named executive officers were granted any options under the Omnibus Plan during 2006.

Potential Payments upon Termination or Change in Control. In order to retain its senior management and in so doing, enhance stockholder value in the Company, the Company and the Bank has sought to encourage the named executive officers to remain with the Bank by entering into various compensation agreements providing for guaranteed payments upon certain termination events. The Bank has an employment agreement with Mr. Cary (the “Employment Agreement”) which provides for certain payments upon termination of employment or in the event of a change in control of the Company. While none of the other named executive officers has an employment agreement, they have each entered into a severance agreement with the Bank and the Company (“Severance Agreements”). Also, all the named executive officers have entered into a salary continuation agreement with the Company (“Salary Continuation Agreements”) and endorsement split dollar agreements with the Bank (“Split Dollar Agreements”). The Employment Agreement, Severance Agreements and Salary Continuation Agreements, and payments thereunder upon termination of employment or in the event of a change in control of the Company are described below.

Employment Agreement. In 1997, the Bank entered into the Employment Agreement with Mr. Cary, in order to establish his duties and compensation and to provide for his continued employment with the Bank. The Employment Agreement provided for an initial term of employment of four years. The Employment Agreement provides that upon the first anniversary date and on each anniversary date thereafter, following a performance evaluation of the employee, the term will automatically be extended for an additional year unless the Board of Directors directs otherwise. We believe that the Employment Agreement serves a number of important functions, including (i) retention of our president and chief executive officer; (ii) mitigation of any uncertainty about future employment and continuity of leadership in the event of a change in control; and (iii) protection of the Company, the Bank and its customers through non-compete and non-solicitation covenants. The Employment Agreement provides that Mr. Cary’s base salary will be reviewed by the Board of Directors not less often than annually. Mr. Cary’s base salary for 2006 was $210,000. In addition, the Employment Agreement provides for discretionary bonuses and participation in all other profit-sharing or retirement plans maintained by the Bank for employees of the Bank, as well as fringe benefits normally associated with Mr. Cary’s office, including the use of a company car, provision of a term life insurance policy in an amount equal to two times Mr. Cary’s base salary, and the payment of country club dues. The Employment Agreement provides that Mr. Cary may be terminated by the Bank for cause, as defined in the Employment Agreement, and that the Employment Agreement may otherwise be terminated by the Bank (subject to vested rights) or by Mr. Cary. In the event of a change in control of the Company or the Bank, the term of the Employment Agreement will be automatically extended for four years from the date of the change in control, and Mr. Cary may terminate the Employment Agreement during the first two years after the change in control and receive a lump sum severance payment in an amount equal to 2.95 times his average annual compensation during the prior five years. As defined in the Employment Agreement, the term “change in control” means: (1) acquisition by a person or group of 50% or more of the Company’s common stock, (2) a change in the majority of the Board of Directors, or (3) a sale by the Company of substantially all of its assets, unless sold to a third party controlled by the Company and Mr. Cary serves as president and chief executive officer of such third party. Mr. Cary receives no additional compensation for serving as the Company’s Chief Executive Officer and President. In the event of Mr. Cary’s termination during the first two years after a change in control, he would be entitled to receive a lump sum severance payment of $823,024.

Severance Agreements. The Severance Agreements help ensure the current and future continuity of Company and Bank management, and help ensure that executives are not practically disabled from discharging their duties if a proposed or actual transaction involving a change in control arises. The initial term of each Severance Agreement is three years, automatically extending each year for an additional one year unless the Board of Directors gives advance written notice that the Severance Agreement will not be extended. Each Severance Agreement terminates upon the executive’s 65th birthday. The Severance Agreements provide that the executive is entitled to severance compensation if, within one year after a change in control, his employment terminates (i) involuntarily without cause, or (ii) voluntarily with good reason. Good reason for voluntary termination will exist if specified adverse changes in the executive’s employment circumstances occur, such as a reduction in pay or benefits, a reduction in responsibilities, or relocation of the Company’s executive offices by a distance of more than 15 miles. As defined in the Severance Agreement, the term “change in control” means: (1) a merger or consolidation of the Company with another corporation, with the result that less than a majority of the total voting power of the resulting corporation is held by persons who were Company stockholders immediately before the merger or consolidation; (2) acquisition by a person or group of 25% or more of the Company’s common stock, (3) a change in the majority of the Board of Directors, occurring over a two-year period, or (4) a sale by the Company of substantially all of its assets.

Under Mr. Canaday’s Severance Agreement, severance compensation is payable in a single lump sum, calculated as three times the sum of (1) his annual salary when the change in control occurs or when employment termination occurs, whichever amount is greater, plus (2) his average bonus and incentive compensation earned in the three years preceding the change in control. Mr. Redcay and Mr. Patterson’s severance compensation is calculated in the same way, except that it is twice the sum of (1) and (2) above. If a change in control occurs and the severance compensation and other benefits to which Mr. Canaday or Mr. Redcay are entitled are subject to excise taxes under sections 280G and 4999 of the Code, the Severance Agreements provide that they shall be entitled to an excise tax gross-up benefit. Mr. Patterson is not entitled to such an excise tax gross-up benefit. In addition, in the event that severance compensation becomes due, the Severance Agreements require that the Company continue the executive’s life, health, and disability insurance coverage for up to 12 months after termination of employment. Also, the executive’s unvested employee benefits would become fully vested. Lastly, the Severance Agreements require that the Company pay the executive’s legal fees associated with the interpretation, enforcement, or defense of their rights under the Severance Agreements, up to a maximum of $250,000 for each of Mr. Canaday and Mr. Redcay, and up to a maximum of $50,000 for Mr. Patterson.

Subject to the terms described above, the lump sum severance payments calculated as of December 31, 2006, were $665,000 for Mr. Canaday; $390,000 for Mr. Redcay; and $370,000 for Mr. Patterson. In addition, the cost to the Company for 12 months insurance coverage, described above, would be approximately $3,600 for each of the named executive officers.

Salary Continuation Agreements. Each Salary Continuation Agreement provides for a defined annual retirement benefit, effective upon the named executive officer’s termination of employment with the Bank after reaching retirement age. The Salary Continuation Agreements provide that Mr. Cary’s annual retirement benefit is $120,000, with payments commencing upon termination of employment after reaching retirement age (62), whereas the other named executive officers’ annual retirement benefit is $70,000, with payments commencing upon termination of employment after reaching retirement age (65).

Alternatively, in the event that a named executive officer is terminated before reaching the applicable retirement age, for reasons other than death, cause or following a change in control, the named executive officer shall receive an annual early termination benefit (or, in the event that termination is due to disability, an annual disability benefit) instead of the above annual retirement benefit. The Salary Continuation Agreements provide that as of December 31, 2006, the annual early termination benefit (or, where applicable, the annual disability benefit) is $81,090 for Mr. Cary, $31,598 for Mr. Canaday, $16,751 for Mr. Redcay and $14,325 for Mr. Patterson.

Upon the petition of the named executive officer, and at the discretion of the Board, the named executive officer may receive a lump sum payment in lieu of the abovementioned annual payments provided under the Salary Continuation Agreements. As at December 31, 2006, for Mr. Cary this alternative lump sum payment was $783,346; for Mr. Canaday, $92,704; for Mr. Redcay, $86,663; and for Mr. Patterson, $87,274 (each an “Accrual Balance”).

If a change in control occurs while one of the named executive officers is receiving any of the abovementioned annual payments provided under the Salary Continuation Agreements, the named executive officer shall receive the remaining annual payments in a lump sum equal to the remaining Accrual Balance.

In the event that within one year after a change in control, a named executive officer is terminated either (i) involuntarily without cause or (ii) voluntarily with good reason, then, subject to certain exceptions, the named executive officer would become entitled to receive payment of a lump sum change in control benefit pursuant to his Salary Continuation Agreement. As at December 31, 2006, the lump sum change in control benefit is $1,348,515 for Mr. Cary and $723,065 for each of the other named executive officers.

Upon the death of a named executive officer, the Salary Continuation Agreements provide that his beneficiary shall receive the then remaining Accrual Balance and benefits under the Split Dollar Agreements, described below.

Split Dollar Agreements. In order to encourage the named executive officers to remain employees of the Bank, the Bank has entered Split Dollar Agreements with each of the named executive officers as a method of enabling each of the named executive officers to make some provision for his beneficiaries in the event of his death. These Split Dollar Agreements provide that the Bank will pay the premiums on certain Bank owned life insurance policies (the “Policy”), the proceeds of which shall be divided between the Bank and the executive’s beneficiaries.

The Split Dollar Agreements provide that, so long as the executive’s interest in the Policy has not been cancelled, surrendered, terminated or allowed to lapse without replacement, then upon the termination of the executive’s employment (including termination upon his death) his beneficiaries shall become entitled to the Net Death Proceeds (defined as the total death proceeds of the Policy, less the cash surrender value).

In the event that the Policy is cancelled, surrendered, terminated or allowed to lapse without replacement and at the time of termination of employment (including termination upon death), the executive is entitled to benefits under a Salary Continuation Agreement, then the executive’s beneficiary shall receive death proceeds payable by the Bank in an amount equal to the sum of (a) the Net Death Proceeds measured at the time the Policy was cancelled, surrendered, terminated or allowed to lapse, plus (b) a tax gross up payment to compensate for federal and state taxes imposed on the benefit.

The Split Dollar Agreements are designed to complement the Salary Continuation Agreements, such that the sum of the total benefits payable to the named executive officer’s beneficiary under these agreements is constant. As at December 31, 2006 the Net Death Proceeds were $1,286,472 for Mr. Cary, $652,850 for Mr. Canaday, $710,256 for Mr. Redcay and $500,285 for Mr. Patterson.

Other Benefits. The Bank also provides the named executive officers the same benefits that are afforded to all of our employees, including group insurance covering health, dental, life and disability.

Interrelationship of Compensation Elements. Except where otherwise disclosed, the above elements of each named executive officer’s compensation are not inter-related. For example, if the expected level of bonus is not achieved, the base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Committee or the CEO in determining the other elements of the compensation package, such as base salary and cash incentive bonus.

Tax Deductibility of Executive Compensation. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of it five most highly paid executive officers. Thus far, none of our named executive officers have received compensation in excess of the Section 162(m) limitation and, therefore, all compensation has been fully deductible.

Other Matters. While we believe that it is important that our executive officers and directors own shares of the Company’s common stock, and all of the named executive officers and directors own common stock, we do not have minimum equity requirements or guidelines, except as required by State law.

Summary Compensation Table

The following table shows, for the fiscal year ended December 31, 2006, the cash compensation received by, as well as certain other compensation paid or accrued for 2006, for our named executive officers, each of whom serves the Company and/or the Bank in the offices noted. Cash compensation is paid by the Bank, not the Company.

Name and Principal Position	Salary[1] ($)	Bonus[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Randolph J. Cary, Jr. President and Chief Executive Officer	210,000	105,000	179,328	44,070	538,398

Charles T. Canaday, Jr. Chief Operating Officer and Senior Vice President	160,000	70,000	10,539	17,653	258,192

Christopher B. Redcay Chief Financial Officer	140,000	60,000	36,961	12,665	249,626

R. Craig Patterson Senior Vice President	130,000	60,000	12,541	8,156	210,697

[1]	Actual base salary earned for 2006.
[2]	Actual discretionary bonuses.
[3]	Represents the aggregate change in the actuarial present value of the officer’s supplemental executive retirement plan based on actuarial assumptions used for financial statement reporting purposes.
[4]	The amounts reported in “All Other Compensation” are comprised of the following items:

Name and Principal Position	Life Insurance Premiums[1] ($)	401(k) Employer Match ($)	Country Club Membership Dues ($)	Car Allowance ($)
Randolph J. Cary, Jr. President and Chief Executive Officer	4,439	12,363	3,424	23,844

Charles T. Canaday, Jr. Chief Operating Officer and Senior Vice President	635	9,707	2,511	4,800

Christopher B. Redcay Chief Financial Officer	2,534	8,331	—	1,800

R. Craig Patterson Senior Vice President	493	7,663	—	—

[1]	Represents premiums paid on Split Dollar Life Insurance Policies, in order to attain certain retirement percentage levels as determined by the Board.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows certain information for those outstanding equity awards at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
Randolph J. Cary, Jr.	50,191	—	$2.75	01/08/2008
Randolph J. Cary, Jr.	13,068	—	$3.67	10/17/2010
Charles T. Canaday, Jr.	32,670	—	$3.67	10/17/2010
Charles T. Canaday, Jr.	23,375	—	$10.29	12/23/2015
Christopher B. Redcay	12,375	—	$7.78	07/15/2013
R. Craig Patterson	40,838	—	$2.75	01/08/2008
R. Craig Patterson	23,375	—	$10.29	12/23/2015

1.	Options granted on January 8, 1998, vesting 20% immediately and 20% each year for 4 years, became fully vested on January 8, 2002.
2.	Options granted on October 17, 2000, vesting 20% immediately and 20% each year for 4 years, became fully vested on October 17, 2004.
3.	Options granted on July 15, 2003, vesting 20% immediately and 20% each year for 4 years, became fully vested on December 23, 2005, at the election of the Board of Directors.
4.	Options granted on December 23, 2005, vesting 100% immediately.

Option Exercises and Stock Vested Table

The following table shows certain information concerning the exercise of stock options by the named executive officers during the year ended December 31, 2006.

OPTION EXERCISES

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
Randolph J. Cary, Jr. (1)	27,500	140,525
Christopher B. Redcay (2)	23,375	110,096

[1]	Mr. Cary exercised 27,500 options on December 28, 2006 with an exercise price of $10.29 per share and a market price of $15.40 per share
[2]	Mr. Redcay exercised 23,375 options on December 20, 2006 with an exercise price of $10.29 per share and a market price of $15.00 per share.

Pension Benefits Table

The following table shows, for the fiscal year ended December 31, 2006, the pension benefits paid or earned by our named executive officers, pursuant to their respective Salary Continuation Agreements, details of which are provided in the section headed, “Salary Continuation Agreements”, above.

PENSION BENEFITS

Name	Name of Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Randolph J. Cary, Jr.	Salary Continuation Agreement	6	783,346
Charles T. Canaday, Jr.	Salary Continuation Agreement	6	86,663
Christopher B. Redcay	Salary Continuation Agreement	3	92,704
R. Craig Patterson	Salary Continuation Agreement	6	87,273

As to the Salary Continuation Agreements:

1.	Participants are determined at the discretion of the Compensation Committee and the Board.
2.	For details of the annual retirement benefits pursuant to the Salary Continuation Agreements, see the section headed “Salary Continuation Agreements”, above.

3.	The “Present Value of Accumulated Benefit” is determined by reference to each Salary Continuation Agreement, each of which provides that the “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the named executive officer under the Salary Continuation Agreement, by applying Accounting Standards No. 106, and the following calculation method and discount rate. The Accrual Balance is to be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at normal retirement age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on a 20-year corporate bond rated by Moody’s, rounded to the nearest 0.25%. The initial discount rate is 6.50%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

Director Compensation

Directors’ Fees. The members of the Company’s Board of Directors receive no fees or other compensation for their service to the Company. However, for the year ending December 31, 2006, for their service on the Bank’s board of directors, the directors, excluding the Chairman and Vice Chairman of the Board, received $400 for each board meeting and meeting attended, and $300 for each other committee meeting attended, except for the chairpersons of the Loan Committee and Audit Committee, who receive $600 per month. The Chairman of the Board, James R. Copland, III, and the Vice Chairman of the Board, Ralph M. Holt, Jr., received a fixed monthly amount of $1,600 and $1,500, respectively, in lieu of board and committee fees. For fiscal year ended December 31, 2006, directors’ fees totaled $134,250 in the aggregate. Mr. Cary does not receive any fees for service on the Board of Directors.

Director Stock Option Plan. No additional options were granted in 2006. See “Executive Compensation—Stock Options” for a discussion of the directors’ benefits under the Director Stock Option Plan.

Director Compensation Table.

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash[1] ($)	Total ($)
Dexter R. Barbee, Sr.	6,550.00	6.550.00
H. Thomas Bobo	5,600.00	5,600.00
Randolph J. Cary, Jr. [2]	None	None
Thomas E. Chandler	5,600.00	5,600.00
James R. Copland, III	19,200.00	19,200.00
Ralph M. Holt, Jr.	18,000.00	18,000.00
F.D. Hornaday, III	6,400.00	6,400.00

Name	Fees Earned or Paid in Cash[1] ($)	Total ($)
Teena Marie Koury	6,000.00	6,000.00
John H. Love	6,000.00	6,000.00
James B. Powell	6,800.00	6,800.00
John K. Roberts	6,800.00	6,800.00
James H. Smith, Jr.	7,100.00	7,100.00
Robert A. Ward	6,000.00	6,000.00

1	Unless otherwise indicated, this category sets forth the directors’ fees related to the directors’ service on the Board of Directors and on Board committees.
2	Mr. Cary does not receive any additional compensation for serving as a director and attending Board and Committee meetings. For details of his compensation see the Summary Compensation Table, above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors retained Dixon Hughes PLLC (“Dixon Hughes”), the Company’s independent auditor for the year ended December 31, 2006, as the Company’s independent auditor for the year ended December 31, 2007. The Board of Directors has approved this appointment and is submitting it to the Company’s stockholders for ratification.

The Board of Directors expects representatives of Dixon Hughes to attend the Annual Meeting. The representatives of Dixon Hughes will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DIXON HUGHES AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Audit Fees Paid to Independent Auditor

The following table represents fees for professional services rendered by Dixon Hughes for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and 2006 and fees billed for audit-related services, tax services and all other services rendered by Dixon Hughes for each of those fiscal years.

	Year ended December 31,
	2006	2005
Audit Fees[1]	$68,000	$64,129
Audit-Related Fees[2]	25,500	$10,730
Tax Fees[3]	9,850	$8,075
All Other Fees[4]	$0	$0
Total Fees	$103,350	$82,934

[1]

These are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the reviews of the consolidated financial statements included in the Bank’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.

[2]

These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees related to collateral verification procedures required by the Federal Home Loan Bank of Atlanta, issuance of trust preferred securities and related interest rate swap and matters related to stock options, the supplemental executive retirement plan and bank-owed insurance.

[3]	These are fees paid for professional services rendered for tax compliance, tax planning and tax advice.
[4]	These fees were principally related to non-audit related accounting consultations.

Pre-Approval of Audit and Permissible Non-Audit Services

All audit-related services, tax services and other services rendered in 2005 and 2006 were pre-approved by the Audit Committee, which concluded that the provision of those services by Dixon Hughes was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides for pre-approval of all audit and non-audit services to be provided by the Company’s independent auditor. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any approvals using this procedure are presented to the Audit Committee at its next scheduled meeting.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

It is presently anticipated that the 2008 Annual Meeting of Stockholders will be held in May, 2008. In order for stockholder proposals to be included in the proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s main office (3101 South Church Street) not later than December 18, 2007 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a stockholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2008 Annual Meeting of Stockholders. In order to do so, the stockholder must notify the Secretary of the Company, in writing, of his or her proposal at the Company’s main office no later than March 10, 2008. If the Secretary of the Company is not notified of the stockholder’s proposal by March 10, 2008, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2008 Annual Meeting.

The Company’s Bylaws provide that, in order to be eligible for consideration at a meeting of stockholders, all nominations of directors, other than those made by the Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which the nominations will be made. However, if less than 60 days notice of the meeting is given to stockholders, the nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

OTHER MATTERS

Because no matters were presented to management prior to March 6, 2007, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby on any matters properly coming before the Annual Meeting, pursuant to the discretionary authority granted therein. As of the date of this mailing, management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof.

MISCELLANEOUS

The Company’s Annual Report to Stockholders, including the Form 10-K for the year ended December 31, 2006, which has been filed by the Company with the SEC, includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed along with this Proxy Statement. Any stockholder who has not received a copy of the Company’s Annual Report or Form 10-K may obtain a copy without charge by writing to the Company. Please make your written request to our Company Secretary, at MidCarolina Financial Corporation, Post Office Box 968, Burlington, North Carolina 27216. Except as specifically stated herein, it is not intended that the Annual Report or the Form 10-K be deemed a part of this Proxy Statement or a solicitation of proxies.

By Order of the Board of Directors

/s/ Randolph J. Cary, Jr.

Randolph J. Cary, Jr.
President and Chief Executive Officer

Burlington, North Carolina

April 24, 2007

Appendix A

MIDCAROLINA FINANCIAL CORPORATION

Compensation Committee Charter

I.	General

This Charter sets forth the authority and duties of the Compensation Committee (the “Committee”) of the Board of Directors of MidCarolina Financial Corporation (the “Company”) and its subsidiaries.

The Committee will discharge the Board’s responsibility in matters relating to the evaluation of the performance of the Chief Executive Officer and other executive officers, the determination of executive compensation and the administration of the Company’s incentive compensation and equity based plans, and if required, will produce an annual report on executive compensation to include in the Company’s Proxy Statement, in accordance with applicable rules and regulations. The Committee’s principal responsibility in compensating executives is to align the incentives of the executives with actions that will enhance long-term shareholder value.

The Committee will report its activities to the Board on a regular basis and make such recommendations as the Committee deems necessary or appropriate.

The Committee will have the resources and authority appropriate to discharge its responsibilities, including authority to retain and terminate any compensation consulting firms used to assist in the evaluation of Chief Executive Officer (“CEO”) or other executive officer compensation.

The Committee will have the authority to delegate to a subcommittee consisting of one or more members of the Committee such of its duties and responsibilities as it deems appropriate and advisable.

This Charter will be available in written form upon request, and referenced in the Company’s Annual Report.

The Committee will review and assess the adequacy of this Charter annually and recommend changes to the Board of Directors when necessary.

II.	Membership

The Committee members will be appointed by the Board of Directors each year, and the Chair of the Committee will be designated by the Board.

Committee members will serve at the pleasure of the Board and may be removed by the Board of Directors in its discretion.

The Committee will consist of three or more members, each of whom will satisfy, as determined by the Board of Directors, Securities and Exchange Commission rules and Nasdaq listing standards, including those with respect to independence.

The composition of the Committee and its independence will be reviewed annually by the Board of Directors.

A-1

III.	Meetings

The Committee will meet as often as necessary to fulfill its duties and responsibilities but not less often than one time per year.

Minutes of meetings will be approved by the Committee and maintained.

The Committee may request any officer or employee of the Company, or the Company’s outside advisors, or any special counsel or advisors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall excuse the CEO from being present during the Committee’s deliberations and votes upon the CEO’s compensation.

IV.	Duties and Responsibilities

The Committee will:

•

Evaluate the Company’s financial performance and relative shareholder return in determining executive compensation, taking into consideration such factors as the economic environment and general market conditions.

•	Prepare and submit an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations.

•

Provide oversight of the CEO’s decisions concerning performance and compensation of other executive officers. Such executive officer compensation may include salary, bonus, incentive and equity compensation.

•

At least annually, review and approve corporate goals and objective relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives. The Committee will consider various measures of the Company’s performance, including relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards made to the CEO in past years.

•	Establish and approve policies on employment agreements, severance arrangements and change in control agreements and provisions, as well as any special supplemental benefits.

•	Review and make recommendations to the Board with respect to incentive based compensation plans and equity based plans.

•	Annually, oversee the evaluation of management.

•	Evaluate succession plans at the senior level.

•	Recommend to the Board the compensation for directors (including retainer, committee and committee chair fees, stock options and other similar items, as appropriate).

•

Annually, evaluate the performance of the Committee and submit a written report to the Board of Directors, such evaluation will include a review of accomplishments of the Committee during the year, a comparison of actual performance duties of the Committee.

•	Retain, at the expense of the Bank, such consultants, legal counsel and other advisors as the Committee deems appropriate.

Adopted July, 2006.

Amended March, 2007.

A-2

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MIDCAROLINA FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2006

10:00 a.m.

The undersigned hereby appoints the official proxy committee of MidCarolina Financial Corporation (the “Company”) comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at Ramada Inn of Burlington, 2703 Ramada Road, Burlington, North Carolina 27215 and at any and all adjournments thereof as follows:

		For	With- hold	For All Except
1.	Approval of the election of the following named directors:	☐	☐	☐

Randolph J. Cary, Jr., James R. Copland, III, J. Anthony Holt, John K. Roberts and Robert A. Ward, who will serve as directors of the Company until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualify.

INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “For All Except” and write each of those nominees’ names in the space provided below.

		For	Against	Abstain
2.	The ratification of Dixon Hughes PLLC as the Company’s independent auditor for the fiscal year ending December 31, 2007.	☐	☐	☐

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING:	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

If a proxy is returned and no instructions are given, the proxy will be voted for each of the proposals. If instructions are given with respect to one but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted for any proposal for which no instructions are given. If any other business that falls within the purposes set forth in the Notice of Annual Meeting is presented at the Annual Meeting, this proxy shall be voted in accordance with the proxy committee’s best judgment.

Please be sure to sign and date this Proxy in the box below.	Date
-----------Stockholder sign above ----------Co-Holder (if any) sign above ------

Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.

[affix shareholder label here]

MIDCAROLINA FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The above signed acknowledges receipt from the Company, prior to the election of this Proxy, of a Notice of Annual Meeting and a Proxy Statement dated April 24, 2007.

Please sign exactly as your name appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

PLEASE ACT PROMPTLY

SIGN, DATE, AND MAIL YOUR PROXY CARD TODAY